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                                                                     Exhibit 12
                        HOUSTON LIGHTING & POWER COMPANY
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
           RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (THOUSANDS OF DOLLARS)
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                                                                            NINE                              TWELVE
                                                                        MONTHS ENDED                       MONTHS ENDED
                                                                     SEPTEMBER 30, 1995                 SEPTEMBER 30, 1995
                                                                     ------------------                 ------------------
Fixed Charges as Defined:
   (1) Interest on Long-Term Debt.................................   $          184,955                 $          246,524
   (2) Other Interest.............................................                6,639                              9,194
   (3) Amortization of (Premium)
           Discount...............................................                6,474                              8,595
   (4) Interest Component of Rentals
           Charged to Operating Expense...........................                2,686                              3,688
                                                                     ------------------                 ------------------
   (5)          Total Fixed Charges...............................   $          200,754                 $          268,001
                                                                     ==================                 ==================
Earnings as Defined:
   (6) Net Income  ...............................................   $          440,148                 $          466,675
                                                                     ------------------                 ------------------
   Federal Income Taxes:
   (7) Current....................................................              181,323                            190,780
   (8) Deferred (Net).............................................               40,573                             37,536
                                                                     ------------------                 ------------------
   (9) Total Federal Income Taxes.................................              221,896                            228,316
                                                                     ------------------                 ------------------
  (10) Total Fixed Charges (line 5)...............................              200,754                            268,001
                                                                     ------------------                 ------------------
  (11) Earnings Before Income Taxes and
           Fixed Charges (line 6 plus
           line 9 plus line 10)...................................   $          862,798                 $          962,992
                                                                     ==================                 ==================
Ratio of Earnings to Fixed Charges
     (line 11 divided by line 5)..................................                 4.30                               3.59

Preferred Dividends Requirements:
  (12) Preferred Dividends .......................................   $           23,207                 $           31,809
  (13) Less Tax Deduction for
           Preferred Dividends....................................                   41                                 54
                                                                     ------------------                 ------------------
  (14)          Total.............................................               23,166                             31,755

  (15) Ratio of Pre-Tax Income to Net
           Income (line 6 plus line 9
           divided by line 6).....................................                 1.50                               1.49
                                                                     ------------------                 ------------------
  (16) Line 14 times line 15......................................               34,749                             47,315
  (17) Add Back Tax Deduction
           (line 13)..............................................                   41                                 54
                                                                     ------------------                 ------------------
  (18) Preferred Dividends Factor.................................   $           34,790                 $           47,369
                                                                     ==================                 ==================
  (19) Total Fixed Charges (line 5)...............................   $          200,754                 $          268,001
  (20) Preferred Dividends Factor
           (line 18)..............................................               34,790                             47,369
                                                                     ------------------                 ------------------
  (21)          Total.............................................   $          235,544                 $          315,370
                                                                     ==================                 ==================
Ratio of Earnings to Fixed Charges and
    Preferred Dividends Requirements
    (line 11 divided by line 21)..................................                 3.66                               3.05
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